Issuer Free Writing Prospectus dated August 4, 2015
Filed Pursuant to Rule 433
Registration No. 333-205537
(Relating to the Preliminary Prospectus Supplement dated August 3, 2015 and the Prospectus dated July 7, 2015)

FINAL TERM SHEET

Underwriter	Robert W. Baird & Co. Incorporated

Shares of common stock offered by the selling stockholders	2,000,000 shares

Over-allotment option	The selling stockholders have granted the underwriter a 30-day option to purchase up to an additional 300,000 shares from the selling stockholders at the public offering price, less the underwriting discount, to cover over-allotments, if any

Shares of common stock outstanding before and after the offering	38,265,485 shares*

Public offering price	$24.75. Any shares sold by the underwriter to securities dealers may be sold at a discount of up to $0.246 per share from the public offering price. If all the shares are not sold at the public offering price, the underwriter may change the offering price and the other selling terms.

Use of proceeds	We will not receive any proceeds from sales by the selling stockholders in this offering, including sales by the selling stockholders if the underwriter exercises its over-allotment option.

Pricing date	August 4, 2015

Closing date	On or about August 7, 2015

*	The number of shares of common stock outstanding used in the above disclosures is based on 38,265,485 shares outstanding as of July 31, 2015.

We have filed a registration statement, a prospectus and a preliminary prospectus supplement with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus as well as the other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, we or the underwriter for this offering will arrange to send you the preliminary prospectus supplement (or, if then available, the final prospectus supplement) and accompanying prospectus if you request it from the offices of Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue, 28th Floor, Milwaukee, Wisconsin 53202-5391, by calling 1-800-792-2473, or by e-mailing syndicate@rwbaird.com. The information in this final term sheet supplements and updates the information contained in the preliminary prospectus supplement and the accompanying prospectus.